Exhibit 99.1

Evergreen Energy Announces At-The-Market Equity
Offering Program

Evergreen Energy Inc. (NYSE Arca: EEE) has entered into a Sales Agency Agreement, dated August 24, 2011, with Lazard Capital Markets LLC, under which it may, at the Company’s discretion, from time to time sell up to a maximum of $10 million of its shares of common stock (the “Shares”) through an "at-the-market" program (“ATM Program”).

Ilyas Khan, Evergreen Energy Chairman, commented, “The ATM Program provides Evergreen with necessary working capital and is tailored appropriately to our needs.  The facility gives the Company both discretion and flexibility in addressing those financing needs, while addressing concerns about our balance sheet requirements.  We are once again pleased to be working with Lazard, as our agent and advisor in the transaction.  I would also advise that we continue to look forward to the anticipated proceeds from the sale of the assets of our subsidiary, Landrica Development Company, and potential proceeds from the sale of the boiler, which we are currently marketing for sale.”

Lazard Capital Markets LLC will act as the Company’s exclusive sales agent (the “Agent”) for any sales made under the ATM Program.  The Shares will be sold by means of ordinary brokers’ transactions on the NYSE Arca at market prices prevailing at the time of a sale (if any) of the Shares or at prices negotiated with the Agent.  As a result, prices may vary as between purchasers and during the term of the offering.  The Company is not required to sell any of the reserved shares at any time during the term of the ATM Program, which extends until January 18, 2013.  The Company intends to use the net proceeds from any sales under the ATM Program for working capital and general corporate purposes, including debt service, and to satisfy a portion of the payments due under our settlement agreement in the Cook & Bitonti litigation, as further described in our Current Report on Form 8-K dated August 24, 2011.

In connection with the ATM Program, the Company has filed a prospectus supplement to its registration statement (with base prospectus), dated December 31, 2009 and declared effective by the SEC on January 19, 2010, with the United States Securities and Exchange Commission (the “SEC”) to enable the offering of common stock described in this communication.

Current and potential investors should read the prospectus in the registration statement, the prospectus supplement relating to the ATM Program and other documents the Company has filed with the SEC for more complete information about it and the ATM Program. These documents may be obtained for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the prospectus supplement may be obtained from Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY, 10020 or via telephone at (800) 542-0970.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any of the Shares, nor shall there be any sale of the Shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Evergreen Energy Inc.

Evergreen Energy Inc. offers environmental solutions for energy production and generation industries, primarily through its patented clean coal technology, K-Fuel. K-Fuel significantly improves the performance of low-rank sub-bituminous and brown coals and lignite. The process yields higher efficiency levels, which are variable depending on the type of coal processed, by applying heat and pressure to low-rank coals to reduce moisture. For more information, please visit the company’s website at www.evgenergy.com.

Safe Harbor Statement

Statements in this letter that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission. Readers of this release are encouraged to study all of our filings with the Securities and Exchange Commission. Our ability to execute our business plan and develop the K-Fuel® technology, and the successful development and operation of our SCH venture with WPG Resources and other acquisition, joint venture or strategic opportunities may be adversely impacted by unfavorable decisions in pending litigation, the inability of Green Bridge Holdings to make future payments under the terms of the sale of the Landrica Development Company assets and our Ft. Union Plant, the successful sale of the boiler, the inability to raise sufficient additional capital in a timely manner to pursue the development of the technology or the development and operation of SCH, the inability to successfully apply the K-Fuel technology to SCH’s coal deposits, the inability of SCH to obtain regulatory approval for its activities, and/or adverse conditions for the marketing and sale of coal or upgraded coal. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Contacts:

Evergreen Energy
Jimmac Lofton, 720-945-0511
jlofton@evgenergy.com

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